UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

ABX AIR, INC.

(Exact name of registrant as specified in its charter)

DE	0-50368	91-1091619
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

145 Hunter Drive, Wilmington, OH 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-5591

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statement or a Related Audit Report or Completed Interim Review

(a) On August 9, 2007, the management of ABX Air, Inc. (the “Company”) concluded and the Audit Committee of the Board of Directors approved that the previously filed consolidated financial statements contained in Forms 10-Q for the three month periods ended March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007 and the Form 10-K for the year ended December 31, 2006 (collectively the “2006 and 2007 Reports”), as well as the related report of the Company’s independent registered public accounting firm, should no longer be relied upon.

During the preparation of the Company’s quarterly report on Form 10-Q for the three months ended June 30, 2007, the management of the Company determined that the 2006 and 2007 Reports did not appropriately classify cash payments for capital expenditures as investing activities in the consolidated statements of cash flows. Specifically, certain capital expenditures were incorrectly classified as cash used for operating activities. This misclassification resulted in an understatement of cash provided by operating activities and an equal understatement of cash used in investing activities for all aforementioned periods. As a result, management concluded that the Consolidated Statements of Cash Flows and discussion of cash flows in Management’s Discussion and Analysis of Financial Condition and Results of Operations reported in the Company’s 2006 and 2007 Reports should be restated in order to correct the errors. Management of the Company is currently reassessing the effectiveness of the Company’s design and operation of the disclosure controls and procedures for the periods reported in the 2006 and 2007 Reports.

As a result of the restatement, the Company expects that cash provided from operating activities will increase $33.5 million, while cash used for capital expenditures will increase by an equal amount for the three month period ended March 31, 2007. For the year ended December 31, 2006 and for the three, six and nine month quarter-end periods of 2006, the Company expects that the restatement will increase cash provided from operating activities by $10.6 million, while cash used for capital expenditures will increase by the same amount.

The Company will file an amended Form 10-Q for the three months ended March 31, 2007, amended Form 10-K for the fiscal year ended December 31, 2006, and other Form 10-Q’s as required, as soon as reasonably practicable to include the restated cash flow statements and any other required disclosure. The Company will also correct June 30, 2006 and September 30, 2006 consolidated statements of cash flows when it files its Forms 10-Q for the second and third quarters of 2007.

The restatements discussed above will not change our previously reported consolidated balance sheets or statements of earnings, including net income, earnings per share or stockholders’ equity, for all aforementioned periods.

Management and the Audit Committee discussed these matters with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

Item 2.02 Results of Operations and Financial Condition

On August 9, 2007, ABX Air, Inc. issued a press release relating to its results for the quarter ended June 30, 2007. A copy of the press release is attached as Exhibit 99.1.

This information, including the exhibits attached hereto, shall not be deemed “filed” for purposes of section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific references to this Form 8-K in such a filing.

Item 9.01 Financial Statement and Exhibits

(d) The following exhibit is being furnished as part of this Form 8-K:

Exhibit 99.1	Press release issued by ABX Air, Inc. on August 9, 2007, relating to its results for the three and six month periods ended June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABX AIR, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel and Secretary

Date: August 9, 2007